Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Oakridge Global Energy Solutions, Inc.

We consent to the use of our report dated July 8, 2016, with respect to the financial statements of Oakridge Global Energy Solutions, Inc. for the year ended December 31, 2015 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period ended December 31, 2015.

/s/ Scrudato & Co., PA

Certified Public Accounting Firm

July 8, 2016